Exhibit 99.1

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Investor Relations Contact: Scott Cunningham (626) 302-2540

Southern California Edison Submits Response to Confirmatory Action Letter and Unit 2 Restart Plans to Nuclear Regulatory Commission

ROSEMEAD, Calif. (Oct. 4, 2012) — Southern California Edison (SCE) has submitted its response to the Nuclear Regulatory Commission’s (NRC) Confirmatory Action Letter, along with its restart plan for Unit 2 of its San Onofre Nuclear Generating Station. The response, the restart plan and supporting analyses can be read at www.SONGScommunity.com. The unit cannot be restarted until all plans have been approved by the NRC.

“Safety is our top priority, and after conducting more than 170,000 inspections to understand and prevent the problem, and confirming the corrective actions we have taken to solve the problem with the top experts from around the world, we have concluded that Unit 2 at San Onofre can be operated safely and within industry norms,” said Ron Litzinger, president of SCE. “When implemented, this plan will get San Onofre Unit 2 back to providing reliable and clean energy to Southern Californians.”

The response and restart plans are being submitted simultaneously to provide the NRC with all the relevant information needed to evaluate the full spectrum of repairs, corrective actions and additional safety measures proposed for restart and safe operations at the plant. Unit 3 will remain offline while the utility continues to study the potential solutions that are unique to that unit.

The response to the NRC covers the causes of the tube wear, repairs and corrective actions required for the Unit 2 steam generators, actions to prevent the extensive tube-to-tube wear observed in Unit 3, and inspection and safe operation protocols.

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SCE determined the tube-to-tube wear in the Unit 3 steam generators was caused by a phenomenon called fluid elastic instability, a combination of high-steam velocity and low-moisture conditions in specific locations of the tube bundles and ineffective tube supports in the same locations.

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The high-steam velocity and low-moisture conditions existed in Unit 2 and hence Unit 2 was susceptible to the same vibration-causing environment. However, of the almost 20,000 tubes in Unit 2, all except two are known to have been effectively supported throughout its 21-month operating period.

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SCE will operate Unit 2 at 70 percent power, which will prevent the vibration-causing environment by decreasing steam velocity and increasing moisture content. The 70 percent power level will result in steam velocities and moisture content consistent with those that the industry has successfully operated under for many years.

Exhibit 99.1

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SCE has chosen a conservative operating period of five months. SCE will shut down Unit 2 after five months for inspection of the steam generator tubes to ensure the continued structural integrity of the tubes, to measure tube wear and to confirm that the solutions are working. The five-month operating period affords an additional safety margin beyond the analysis provided by the independent experts.

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SCE has plugged six tubes in Unit 2 indicating wear with greater than 35 percent through wall depth and preventively plugged more than 500 other tubes. Steam generators are built with an allowance of extra tubes so that tubes may be taken out of service for a variety of reasons, including wear, and only 2.6 percent of the total tubes in Unit 2 have been plugged.

The restart plan covers the above repairs, corrective actions and operating parameters, and also includes additional monitoring, detection and response activities. Three independent experts in steam generators have performed analyses that validate the safety of the restart and operations plans.

Proposed additional monitoring, detection and response activities include:

•	Installation of early warning monitors that can detect extremely small tube leaks faster;

•	Enhanced sensitivity of vibration monitors;

•	Additional monitoring and analysis systems; and

•	Enhanced operator training to respond to extremely small tube leaks.

SCE anticipates discussing its Confirmatory Action Letter response with the NRC in a public format.

Unit 2 was taken out of service Jan. 9, 2012, for a planned outage. Unit 3 was safely taken offline Jan. 31, 2012, after station operators detected a small leak in a steam generator tube. Unit 3 remains safely shut down for continued inspections, analysis and testing.

For updates, please visit www.SONGScommunity.com, or follow us on Twitter at www.twitter.com/SCE_SONGS and on www.facebook.com/SCE.

The San Onofre plant is jointly owned by SCE (78.21 percent), San Diego Gas & Electric (20 percent) and the city of Riverside (1.79 percent).

About Southern California Edison
An Edison International (NYSE:EIX) company, Southern California Edison is one of the nation’s largest electric utilities, serving a population of nearly 14 million via 4.9 million customer accounts in a 50,000-square-mile service area within Central, Coastal and Southern California.
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